ELITE ANNOUNCES NEW CHIEF FINANICAL OFFICER

NORTHVALE, N.J. – July 8, 2009 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) announces the appointment of Carter J. Ward, B.S., C.P.A., as Chief Financial Officer, effective July 1, 2009. Mr. Ward replaces Mark I. Gittelman as Elite’s Chief Financial Officer.

Mr. Ward, 45, who is a certified public accountant, graduated summa cum laude from Long Island University, Brooklyn, NY. For most of the past ten years, Mr. Ward’s experience has been in the generic pharmaceutical industry, most recently filling multiple finance and supply chain leadership roles with Actavis Group and its U.S. subsidiary, Amide Pharmaceuticals. Earlier in his career, he was the Chief Financial Officer for Positive Healthcare/Ceejay Healthcare, a U.S.-Indian joint venture engaged in the manufacture and distribution of generic pharmaceuticals and nutraceuticals in India. Mr. Ward began his career in public accounting with KPMG.

Mr. Ward is also currently engaged as a consultant by Epic Pharma, LLC (“Epic”), Elite’s strategic partner.

About Elite Pharmaceuticals, Inc.
Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite’s strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite’s filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com